Exhibit 99.1

NOTICE OF REPURCHASE OF NOTES PURSUANT TO A FREE CASH FLOW OFFER

AT THE OPTION OF THE HOLDER

Lazy Days’ R.V. Center, Inc. (the “Company”)

$137,000,000 11 ¾%  Notes Due May 15, 2012 (the “Notes”)

CUSIP NUMBER 52109FAC1

NOTICE (the “Company Notice”) is hereby given pursuant to Section 3.11 of that certain Indenture dated as of, May 14, 2004 (the “Indenture”).

Free Cash Flow Offer

The Company hereby offers to purchase, in an amount not to exceed the Offer Amount, as defined herein, (the “Free Cash Flow Offer”) from all Holders of Notes, at a purchase price equal to the Prevailing Market Price, which for purposes of this Free Cash Flow Offer, has been determined by the Company to be equal to $1070.00 per $1000.00 in principal amount of Notes (the “Purchase Price”).  The Company will pay all accrued and unpaid interest (“Accrued Interest”) to each Holder on all Notes validly tendered and accepted for payment pursuant to this Free Cash Flow Offer up to, but not including, the Payment Date (as defined herein).  Pursuant to the Free Cash Flow Offer, the Company shall pay up to $1,458,000 in cash to purchase Notes from tendering holders at the Purchase Price, including Accrued Interest (the “Offer Amount”).  Upon receiving this Company Notice, Holders may elect to tender their Notes for purchase by the Company, in whole or in part, in integral multiples of $1,000 in exchange for cash at the Purchase Price plus Accrued Interest.  For the avoidance of doubt, the aggregate amount payable by the Company (including the payment of the Purchase Price and Accrued Interest) for any notes tendered pursuant to this Free Cash Flow Offer shall not, in any event, exceed the Offer Amount.

The Free Cash Flow Offer will commence on April 19, 2005 (the “Offer Date”) and remain open for a period of 20 Business Days (the “Offer Period”).  If, at the expiration of the Offer Period, the aggregate Purchase Price together with Accrued Interest payable by the Company with respect to the Notes surrendered by Holders for purchase pursuant to this Free Cash Flow Offer shall exceed the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased).

The Company will pay the Purchase Price plus Accrued Interest to the Holder(s) who elect to tender their Notes pursuant to this Free Cash Flow Offer on or promptly after May 18, 2005 (the “Payment Date”), in cash via wire transfer of immediately available funds to an account designated by such Holder to the Paying Agent (as defined below).

Holders must surrender their Notes via DTC for redemption to The Bank of New York, as Paying Agent (the “Paying Agent”), no earlier than April 19, 2005 and no later than May 18, 2005 to collect payment of the Purchase Price and any Accrued Interest.  The Paying Agent must properly receive the DTC submission no later than the close of business on May 18, 2005.

Additional Information Concerning the Free Cash Flow Offer

Section 3.11 of the Indenture requires that the Company offer to repurchase Notes from all holders, on a pro rata basis, to the extent of 50% (or 58% in the case of the six-month period ended December 31, 2004) of the Company’s free cash flow, as defined, for any six-month period ending on either June 30 or December 31 of any fiscal year, commencing with the six-month period ending December 31, 2004.  To the extent the Company’s free cash flow for any six-month period is less than $1.0 million, the Company may elect not to make a free cash flow offer for such period and, in lieu thereof, add such free cash flow to the amount of free cash flow for the next succeeding six-month period.  The Company’s free cash flow available for such free cash flow offer for purposes of the six month period ended December 31, 2004 is equal to $1,458,000.

“Prevailing Market Price,” as defined in the Indenture, means the average of the daily average bid and asked prices (or if no bid and asked prices are reported the average of the daily price) for the Notes for each trading day during the ten trading day period prior to the Applicable Filing Date as reported by High Yield Advantage Data (or if not reported by High Yield Advantage Data, a similar service) expressed as a percentage of principal amount, provided that in no event shall Prevailing Market Price be less than 103.00% or exceed 107.00%, in all cases plus accrued and unpaid interest to the date of purchase.

The Company filed its Form 10-K for the year ended December 31, 2004 with the Securities and Exchange Commission on March 31, 2005, which for purposes of the Free Cash Flow Offer is the “Applicable Filing Date” as defined in the Indenture.  Because the 10 day average market price for the Notes exceeded 107.00% of the face amount of the Notes for the 10 day period preceding the Applicable Filing Date, the Prevailing Market Price for purposes of this Free Cash Flow Offer is therefore equal to $1,070.00.

The above information is provided for informational purposes only and you should refer to the Indenture and Section 3.11 and the definitions set forth therein for a more complete description of the terms of this Free Cash Flow Offer.  A copy of the Indenture is filed as Exhibit 4.1 to the Company’s Form S-4 filed on August 12, 2004 and is available at www.sec.gov.

Defined terms used in this Company Notice not otherwise defined herein have the meanings assigned to such terms in the Indenture.

W-9 Withholding

To avoid the current Federal Withholding Tax, holders must have on file a certified tax identification number or submit a properly completed IRS form W-9.

Contact Information

Questions may be directed to: The Bank of New York, as the Paying Agent. The contact person and address is: Carolle Montreuil, 101 Barclay Street, 7E/Reorganization Unit, New York, NY 10286. The phone number is 212-815-5920 and the fax number is 212-298-1915.

Dated: April 19, 2005